UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 4, 2016

OPHTHOTECH CORPORATION

(Exact Name of Company as Specified in Charter)

Delaware	001-36080	20-8185347
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Penn Plaza, 19th Floor

New York, NY 10119

(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code:  (212) 845-8200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)           Retirement of Michael G. Atieh as Chief Financial and Business Officer

On January 4, 2016, in connection with the notification by Michael G. Atieh of his decision to retire as Executive Vice President, Chief Financial and Business Officer, and Treasurer (collectively, “CFO”) of Ophthotech Corporation (the “Company”),  the Company entered into a separation agreement and general release (the “Separation Agreement”) with Mr. Atieh. Pursuant to the terms of the Separation Agreement, Mr. Atieh will continue to serve as CFO until June 30, 2016 or such earlier date determined by the Company’s Chief Executive Officer (such period, the “Designated Employee Period”).  During the Designated Employee Period, Mr. Atieh will continue to receive his current annual base salary at the rate of $453,940; receive a lump-sum payment of $306,410 in respect of his 2015 short-term cash incentive compensation, or bonus; and continue to participate in the Company’s benefit plans and programs.

In consideration of Mr. Atieh’s release of any claims against the Company, Mr. Atieh will be entitled to the following severance and other benefits following the end of the Designated Employee Period: (i) a lump sum payment in the amount of $453,940, consisting of 12 months of Mr. Atieh’s annual base salary; (ii) a lump sum payment of $113,484, consisting of Mr. Atieh’s pro-rata target short-term cash incentive compensation for 2016; (iii) reimbursement for COBRA coverage under Company-subsidized health benefits for a period of 18 months following the end of the Designated Employee Period or, if earlier, until the end of the calendar month in which Mr. Atieh becomes eligible to receive health benefits under another employee benefit plan; (iv) a lump sum payment in respect of Company-subsidized medical coverage for Mr. Atieh and his spouse through the date Mr. Atieh becomes eligible for Medicare (less any amounts payable for COBRA coverage for such period); and (v) continued exercisability through September 30, 2019 of stock options and restricted stock units (“RSUs”) that are vested as of the end of the Consultancy Period (as defined below). In addition, if during 2016 the Company enters into a term sheet providing for the consummation of a “change in control event” (as such term is defined in the Company’s 2013 Stock Incentive Plan) and consummates that change in control event on or prior to December 31, 2016, the Company will vest all stock options and RSUs held by Mr. Atieh immediately prior to the effective date of the change in control event.

Pursuant to the terms of the Separation Agreement, following the end of the Designated Employee Period, Mr. Atieh will provide certain advisory and other consulting services to the Company on an as-needed basis until September 30, 2016 (the “Consultancy Period”). As compensation for such services, (i) for any period of the Consultancy Period running from January 1, 2016 through to and including June 30, 2016, Mr. Atieh will be compensated a monthly fee equal to $37,828, and (ii) for any period of the Consultancy Period running from July 1, 2016 through September 30, 2016, Mr. Atieh will be compensated a monthly fee of $1,000.  In addition, Mr. Atieh’s unvested stock options and RSUs will continue to vest during the term of the Consultancy Period.

(b)          Appointment of Glenn P. Sblendorio as Chief Operating Officer and Chief Financial Officer

On January 4, 2016, Glenn P. Sblendorio, age 59, was appointed Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer of the Company, effective upon the date on which Mr. Atieh ceases to serve as CFO pursuant to the terms of the Separation Agreement (the “Start Date”).  The Start Date will not be prior to March 31, 2016 without Mr. Sblendorio’s consent.  Mr. Sblendorio has served as a member of the Company’s Board of Directors (the “Board”) since July 2013. Mr. Sblendorio previously served as President and Chief Financial Officer of The Medicines Company, a publicly traded medical solutions company, which he joined in March 2006. Prior to joining The Medicines Company, Mr. Sblendorio served as Executive Vice President and Chief Financial Officer of Eyetech Pharmaceuticals, Inc. from February 2002 until it was acquired by OSI Pharmaceuticals, Inc. in November 2005. From July 2000 to February 2002, Mr. Sblendorio served as Senior Vice President of Business Development at The Medicines Company. Mr. Sblendorio currently serves as a member of the board of directors of Intercept Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, and Amicus Therapeutics Inc., a publicly traded biopharmaceutical company. Mr. Sblendorio received a B.B.A. from Pace University and an M.B.A. from Fairleigh Dickinson University.

In connection with his appointment, Mr. Sblendorio and the Company entered into an offer letter agreement on January 4, 2016 providing for at-will employment for an indefinite term beginning on the Start Date, an annual base salary of $495,000, an annual target short-term cash incentive compensation opportunity of up to 55% of base salary, and eligibility to participate in the employee benefit programs of the Company generally available to employees of the Company.

Pursuant to the offer letter agreement, in connection with Mr. Sblendorio’s commencement of employment with the Company, Mr. Sblendorio will be granted a nonstatutory stock option on the Start Date to purchase up to 150,000 shares of the Company’s common stock at a per share exercise price equal to the closing price of the Company’s common stock on the grant date (the “Option Award”).  The Option Award will vest over a four-year period, with 25% of the shares underlying the option vesting on the first anniversary of the Start Date and the remainder of the shares vesting in equal monthly amounts thereafter until the fourth anniversary of the Start Date, subject to continued service with the Company.  In connection with his commencement of employment with the Company, Mr. Sblendorio will also be granted 75,000 RSUs on the Start Date (the “RSU Award”). The RSU Award will vest over a four-year period, with 25% of the shares vesting on the first anniversary of the Start Date and the remainder of the shares vesting 25% on each anniversary date thereafter until the fourth anniversary of the Start Date.

Mr. Sblendorio will also receive a sign-on bonus of $100,000, less applicable tax and withholdings, subject to the Company’s right to require repayment of such amount if Mr. Sblendorio voluntarily leaves employment during his first 12 months with the Company.

In connection with his appointment, Mr. Sblendorio and the Company also entered into a severance agreement on January 4, 2016. Pursuant to the severance agreement, in the event that Mr. Sblendorio’s employment is terminated without “cause” or if Mr. Sblendorio terminates his employment for “good reason” (as such terms are defined in the severance agreement) within one year following a “change in control event” (as such term is defined in the Company’s 2013 Stock Incentive Plan), Mr. Sblendorio will be entitled to receive an amount equal to 12 months of his base salary; his target annual short-term cash incentive opportunity for the year in which his employment is terminated; provided Mr. Sblendorio elects to continue his and his eligible dependents’ participation in the Company’s medical and dental benefit plans pursuant to COBRA, reimbursement for monthly premium payments to continue such coverage for up to 12 months immediately following termination of his employment; and full acceleration of vesting of any then-unvested equity awards held by him that vest solely based on the passage of time. In the event that Mr. Sblendorio’s employment is terminated without “cause” or if Mr. Sblendorio terminates his employment with the Company for “good reason” absent a “change in control event,” Mr. Sblendorio will be entitled to receive an amount equal to 12 months of his base salary; a pro-rated portion of his target annual short-term cash incentive opportunity for the year in which his employment terminates; and provided Mr. Sblendorio elects to continue his and his eligible dependents’ participation in the Company’s medical and dental benefit plans pursuant to COBRA, reimbursement for monthly premium payments to continue such coverage for up to 12 months immediately following termination of his employment. These severance benefits are subject to the execution and effectiveness of a general release of claims in favor of the Company and its affiliates.

Mr. Sblendorio will also be subject to an invention assignment, non-disclosure, non-competition and non-solicitation agreement.

In addition, upon commencement of his employment, the Company will enter into an updated indemnification agreement with Mr. Sblendorio in the form that the Company has entered into with its other executive officers.  Mr. Sblendorio is currently party to a substantially similar indemnification agreement in his capacity as a director of the Company.  Such agreement will provide that the Company will indemnify Mr. Sblendorio to the fullest extent permitted by law for claims arising in his capacity as an executive officer of the Company or in connection with his service at our request for another corporation or entity. Such agreement will also provide for procedures that will apply in the event that Mr. Sblendorio makes a claim for indemnification and establish certain presumptions that are favorable to Mr. Sblendorio, and may require us to indemnify Mr. Sblendorio for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as an executive officer of the Company.

In connection with his appointment, Mr. Sblendorio has ceased to serve on the Audit Committee of the Board effective immediately and has agreed to resign from the Board prior to the Start Date.

(c)           Executive Compensation

On January 4, 2016, the Board, following approval and recommendation from the Compensation Committee of the Board, approved new compensation arrangements for David R. Guyer, M.D., Chief Executive Officer, Samir C. Patel, M.D., President, and Barbara Wood, Senior Vice President and General Counsel, as described below.

The Board approved 2016 base salaries of $625,200 for Dr. Guyer, $540,000 for Dr. Patel and $404,620 for Ms. Wood.  Based on the achievement of 135% of corporate goals for 2015, the Board approved 2015 annual short-term performance-based incentive cash compensation of $486,000 for Dr. Guyer, $361,190 for Dr. Patel and $211,210 for Ms. Wood.  In addition, the Board approved an increase in Dr. Guyer’s target short-term cash incentive compensation opportunity to 65% of his base salary.

The Board approved, effective as of January 4, 2016, the following annual equity grants under the Company’s 2013 Stock Incentive Plan consisting of stock options and RSUs for the specified number of shares of common stock to these officers:

Name	Stock Options (1)	RSUs (2)
David R. Guyer	95,000	25,000
Samir C. Patel	78,700	19,700
Barbara Wood	19,200	4,800

(1)                                 Subject to such officer’s continued employment with the Company and the other terms and conditions under the Company’s 2013 Stock Incentive Plan, each of these stock option awards will vest with respect to 25% of the shares subject to the option on the first anniversary of the grant date and with respect to the remaining shares in approximately equal monthly installments through the fourth anniversary of the grant date.  The exercise price for these stock option awards is $73.22, which was the closing sale price for the Company’s common stock on the NASDAQ Global Select Market on the grant date.

(2)                                 Subject to such officer’s continued employment with the Company and the other terms and conditions under the Company’s 2013 Stock Incentive Plan, each of these RSU awards will vest with respect to 25% of the shares subject to the award on each of the first, second, third and fourth anniversaries of the grant date.

The Board also approved, effective as of January 4, 2016, additional special equity awards to Dr. Patel of 16,300 stock options and 5,300 RSUs, with the same vesting terms and exercise price as described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPHTHOTECH CORPORATION

Date: January 5, 2016	By:	/s/ Barbara A. Wood
Barbara A. Wood
Senior Vice President, General Counsel and Secretary